UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2013

 CATAMARAN CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  000-52073

Yukon Territory, Canada	75-2578509
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2441 Warrenville Road, Suite 610
Lisle, Illinois 60532-3642
(Address of principal executive offices, including zip code)

(800) 282-3232
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On June 3, 2013, Catamaran Corporation (the “Company”) entered into Amendment No. 2 (“Amendment No. 2”) to the Credit Agreement dated July 2, 2012 (as previously amended by Amendment No. 1 dated October 24, 2012, the “Credit Agreement”), with JPMorgan Chase Bank, N.A., as administrative agent, the lenders party thereto, Bank of America, N.A., Barclays Bank PLC (“Barclays”), SunTrust Bank and Citigroup Global Markets Inc. (“Citi”), as co-syndication agents, Fifth Third Bank, PNC Bank, National Association and Royal Bank of Canada, as co-documentation agents, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays and Citi, as joint bookrunners and joint lead arrangers, with respect to a senior secured credit facility in an aggregate amount of $1.8 billion, which originally consisted of (i) a five-year senior secured term loan A facility in the original amount of $1.1 billion (the “Term Loan Facility”) and (ii) a five-year senior secured revolving facility in the original amount of $700 million (the “Revolving Facility”).
On June 3, 2013, the Company made a $100 million prepayment on the Term Loan Facility. Following such prepayment, the Term Loan Facility balance was $1.0 billion, and the Company had $700 million of remaining available borrowing capacity under the Revolving Facility. As previously disclosed, on July 2, 2012, the Company drew under the Credit Agreement and used Term Loan Facility and Revolving Facility borrowings to fund in part the aggregate cash consideration payable to former stockholders of Catalyst Health Solutions, Inc. (“Catalyst”) in the July 2012 merger of Catalyst with the Company (the “Merger”), repay and discharge existing indebtedness of the Company and Catalyst and pay related transaction fees and expenses.
Amendment No. 2 provides for, among other things:

•	an extension of the maturity date for the Term Loan Facility and the Revolving Facility from July 2, 2017 to June 1, 2018;

•	an increase in the commitments under the Revolving Facility from $700 million to $800 million;

•
additional flexibility for the Company and its subsidiaries to (i) make certain permitted acquisitions, (ii) create liens, (iii) make investments, loans, advances or guarantees, and(iv) pay dividends and distributions or repurchase its own capital stock; and

•	modifications to the interest rates and financial covenants applicable to the Company and its subsidiaries as described further below.
After giving effect to Amendment No. 2, the interest rates applicable to the Term Loan Facility and the Revolving Facility will continue to be based on a fluctuating rate of interest measured by reference to either, at the Company's option, (i) a base rate, plus an applicable margin, or (ii) an adjusted London interbank offered rate (adjusted for maximum reserves) (“LIBOR”), plus an applicable margin. The applicable margin, in each case, will continue to be adjusted from time to time based on the Company's consolidated leverage ratio for the previous fiscal quarter. Amendment No. 2 provides for a reduction in the applicable margins that would be in effect at any time when the Company's consolidated leverage ratio is greater than 1.50 to 1 and less than 2.50 to 1. After giving effect to Amendment No. 2, the initial applicable margin for all borrowings is 0.625% per annum with respect to base rate borrowings and 1.625% per annum with respect to LIBOR borrowings.
As previously disclosed, the Credit Agreement prior to giving effect to Amendment No. 2 required the Company to maintain a consolidated leverage ratio at all times less than or equal to 3.75 to 1 initially, with step-downs to (i) 3.50 to 1 beginning with the fiscal quarter ending December 31, 2012, (ii) 3.25 to 1 beginning with the fiscal quarter ending December 31, 2013 and (iii) 3.00 to 1 beginning with the fiscal quarter ending December 31, 2014. The Credit Agreement, as amended by Amendment No. 2, requires the Company to maintain a consolidated leverage ratio (defined as previously disclosed) at all times less than or equal to 4.00 to 1 and a consolidated senior secured leverage ratio at all times less than or equal to 3.25 to 1. The Company's new consolidated senior secured leverage ratio is defined as the ratio of (1) (a) consolidated total debt minus (b) any portion of consolidated total debt that is subordinated or not secured by a lien upon the assets of the Company or its subsidiaries to (2) consolidated EBITDA (defined to include the previously disclosed add-backs, which include add-backs related to the Merger and future permitted acquisitions). The Credit Agreement, as amended by Amendment No. 2, continues to require the Company to maintain an interest coverage ratio (defined as previously disclosed) greater than or equal to 4.00 to 1.
The foregoing summary of the material terms of Amendment No. 2 does not purport to be complete and is subject to, and qualified in its entirety by, the complete terms and conditions of Amendment No. 2, which is filed herewith as Exhibit 10.1, and incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the entry into Amendment No. 2 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)        Exhibits

Exhibit No.	Description
10.1
Amendment No. 2 to Credit Agreement, dated as of June 3, 2013, among Catamaran Corporation (f/k/a SXC Health Solutions Corp.), JPMorgan Chase Bank, N.A., individually and as administrative agent, and the other financial institutions signatory thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATAMARAN CORPORATION

Dated: June 6, 2013	By:	/s/ Jeffrey Park
Name: Jeffrey Park
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Amendment No. 2 to Credit Agreement, dated as of June 3, 2013, among Catamaran Corporation (f/k/a SXC Health Solutions Corp.), JPMorgan Chase Bank, N.A., individually and as administrative agent, and the other financial institutions signatory thereto